Exhibit 99.1

Redwire Announces CFO Transition and Appointment of New Director

Jonathan Baliff selected to succeed Bill Read as CFO
David Kornblatt appointed to the Board as independent director and Audit Committee Chair

Jacksonville, Fla. – (June 1, 2022) – Redwire Corporation (NYSE: RDW), a leader in mission critical space solutions and high reliability components for the next generation space economy, today announced the appointment of Jonathan Baliff as its new Chief Financial Officer, effective June 1, 2022. Mr. Baliff will succeed Bill Read, who is transitioning from his role as Chief Financial Officer following Redwire’s successful transition from being a private to a public company. In connection with this transition, the company has increased the size of its Board of Directors to eight, and appointed David Kornblatt as an independent director, and to replace Mr. Baliff as Audit Committee Chair.

Peter Cannito, Chairman and Chief Executive Officer of Redwire, said, “Jonathan’s deep experience as a public company executive, combined with his tremendous capital markets and M&A expertise, is perfect for this phase in Redwire’s growth. I have enjoyed working with Jonathan as the Chair of Redwire’s Audit Committee and I look forward to partnering with Jonathan and David in their new roles as we continue to execute our strategy as a public company."

“I am honored and excited to continue to serve Redwire at this critical time in our growth and evolution,” said Jonathan Baliff, incoming Chief Financial Officer. “I have worked closely with Pete and the talented Redwire leadership team throughout the last 17 months when so much was accomplished. Our goal will be to build on these notable accomplishments and improve, integrate, and impart our financial and operational performance to achieve Redwire’s full potential for all stakeholders. The financial teams will accomplish this in close partnership with our exceptional commercial and operations leaders who harness Redwire’s unique Heritage+Innovation technologies to serve our client’s critical and expanding national security, civil and commercial space infrastructure needs every day.”

Cannito added, “On behalf of the Board and the entire Redwire team, I’d like to thank Bill for his valuable contributions. Bill led the establishment of Redwire’s financial organization and successfully managed the financial analysis and integration of eight acquisitions as well as our transition to becoming a public company. We wish him the best in all his future endeavors."

“I’m extremely proud of what we accomplished in a very short time at Redwire,” said Bill Read, outgoing Chief Financial Officer. “Taking eight different fast growing innovative space companies and successfully bringing them together to be One Redwire is a once in a lifetime career achievement. I’ve been fortunate to work side by side with Jonathan for over a year now and know that he is the right person to move Redwire forward. I look forward to watching Redwire flourish and continue to profitably grow as the preeminent space infrastructure company on the planet.”

Jonathan Baliff has been a leader in the aerospace, energy and infrastructure sectors for over 25 years as both a public company senior executive and investment and commercial banker.

Mr. Baliff has served on the Redwire Board of Directors and as Chair of the Audit Committee since September 2021. Mr. Baliff also serves on the Board of Directors and Risk Committee of Texas Capital Bancshares, Inc (NYSE: TCBI).

Most recently, Mr. Baliff was the President of Genesis Park Acquisition Corporation, the special purpose acquisition corporation that merged with Redwire.

Previously Mr. Baliff served as Chief Executive Officer of Bristow Group (NYSE: BRS), the world’s largest commercial helicopter and industrial aviation company serving the energy and government sectors. He served as Bristow’s Chief Financial Officer from 2010 to 2014 until his appointment to Chief Executive Officer. Prior to joining Bristow Group in 2010, Mr. Baliff was the Executive Vice President for Strategy at NRG Energy, where he led the development and implementation of NRG’s overall strategy. Before joining NRG in 2008, Mr. Baliff was a Managing Director in Credit Suisse’s Global Energy Group, where he advised energy infrastructure companies on over $50 billion in merger and acquisition assignments and project and corporate financings starting in 1997. Mr. Baliff started his business career with J.P. Morgan’s Natural Resource Group in 1995 after nearly a decade flying F-4 Phantom fighter aircraft in the US Air Force including the first combat missions during the first Gulf War. Mr. Baliff will continue to serve as a director of Redwire.

Mr. Kornblatt is a director and Chair of the Audit Committee of Universal Stainless & Alloy Products, Inc. (NASDAQ: USAP) and brings decades of experience as a public company executive, including employment as the chief financial officer of public aerospace supplier Triumph Group, Inc. (NYSE: TGI), as well as employment as the chief financial officer of each of specialty metals producer Carpenter Technology Corporation (NSYE: CRS) and air conditioning manufacturer York International Corporation (previously trading under the ticker symbol “YRK”). The Board has determined that Mr. Kornblatt is financially sophisticated and is an “audit committee financial expert” as defined under SEC regulations.

About Redwire Corporation
Redwire Corporation (NYSE: RDW) is a leader in mission critical space solutions and high reliability components for the next generation space economy, with valuable intellectual property for solar power generation and in-space 3D printing and manufacturing. With decades of flight heritage combined with the agile and innovative culture of a commercial space platform, Redwire is uniquely positioned to assist its customers in solving the complex challenges of future space missions. For more information, please visit www.redwirespace.com.

Forward Looking Statements
This press release may contain “forward-looking statements” about Redwire's future expectations, plans, outlook, projections and prospects. Such forward-looking statements can be identified by the use of words such as “should,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” “proposes” and similar expressions. Although Redwire believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in Redwire’s Annual Report on Form 10-K for the year ended December 31, 2021. Forward-looking statements speak only as of the date of the document in which they are contained, and Redwire does not undertake any duty to update any forward-looking statements except as may be required by law.

Media Contact:
Tere Riley
Tere.Riley@redwirespace.com
321-831-0134

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Investors:
investorrelations@redwirespace.com